Exhibit 99.1

For Immediate Release Contact: Kenneth D. Gibbons (802) 888-6600

Union Bankshares Announces Fourth Quarter and Year Ended December 31, 2011
Earnings and Quarterly Dividend Payment

Morrisville, VT January 18, 2012 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the fourth quarter 2011 of $1.7 million, or $0.39 per share, compared to $1.4 million, or $0.31 per share, for 2010. There was an increase in net interest income for the quarter of $570 thousand, or 11.8%, an increase in noninterest income of $561 thousand, or 37.1%, and a decrease in income tax expense of $34 thousand, or 8.61%. These positive factors were balanced by an increase in the loan loss provision of $185 thousand, or 132.1% mainly due to the growth in the loan portfolio from $382 million at December 31, 2010 to $429 million at December 31, 2011 and a $628 thousand, or 14.2% increase in other operating expenses.

Year to date earnings for 2011 were $5.2 million, or $1.17 per share, compared to $5.6 million, or $1.25 per share, for 2010. Results for the year included a net increase of $970 thousand, or 5.16%, in net interest income, an increase in noninterest income of $1.5 million, or 26.4%, and a decrease in income tax expense of $584 thousand, or 34.4%. Results for 2011 reflect a $0.06 earnings per share decrease due to the $421 thousand in direct one-time acquisition expenses related to the May 27, 2011 purchase of branches in Groveton, Littleton and North Woodstock, New Hampshire. Year to date results also reflected the net increase in the loan loss provision of $255 thousand, or 49.0%, and the increase in noninterest expenses, exclusive of the direct one-time acquisition expenses, of $2.7 million, or 16.5%.

Balance Sheet accounts increased substantially as the acquisition of the three New Hampshire branches added $67 million to deposits, $32 million to loans and another $5 million to various other asset categories. Total loans grew $47 million to $429 million, or 12.3%, as of December 31, 2011 from $382 million as of December 31, 2010 due to the acquisition and internal growth. The 2011 loan growth was net of $80 million of residential mortgage loans sold to the secondary market during the year to manage long term interest rate risk. Total deposits reached $473 million compared to the prior year of $377 million, an increase of $96 million, or 25.7%. The Company had total capital of $40.8 million with a book value per share of $9.16 as of December 31, 2011.

A quarterly cash dividend of $.25 per share was declared on January 18, 2012 to shareholders of record January 28, 2012, payable February 9, 2012.

Union Bankshares, Inc., headquartered in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust, investment management and commercial banking services throughout northern Vermont and northwestern New Hampshire. At December 31, 2011, the Company had $551 million in consolidated assets compared to $454 million at December 31, 2010. The Company operates 13 banking offices, a loan center and 30 ATM facilities in Vermont; 4 branches and ATM facilities in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.unionbankvt.com.